EXHIBIT 10.1

Amended and Restated Purchase and Sale Agreement
and Joint Escrow Instructions

THIS AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made and entered as of the Effective Date (defined below), by and between FULLERTON HOLDINGS, INC., a California corporation (“Seller”) and OLSON URBAN HOUSING, LLC, a Delaware limited liability company (“Buyer”).  This Agreement sometimes refers to Buyer and Seller individually as a “Party” and collectively as the “Parties.”

R e c i t a l s:

A.          Seller owns approximately 3.8 acres of real property in the City of Fullerton (“City”), County of Orange (“County”), State of California (“State”), together with all appurtenant improvements, rights, interests, easements, tenements and estates, more fully described on Exhibit A (the “Property”).

B.          Seller and Buyer are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions with an effective date of June 3, 2004 (the “Original Agreement”), concerning the Property.  Seller and Buyer have worked together to eliminate various potential contingencies to the sale of the Property and now desire to amend and restate the Original Agreement in its entirety, to document their mutual understanding regarding the purchase and sale of the Property.

C.          Seller desires to sell the Property to Buyer, and Buyer desires to purchase the Property from Seller, on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the promises and covenants of the Parties in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties hereby amend and restate the Original Agreement in its entirety and agree as follows:

1.             Definitions.  Certain capitalized terms used in this Agreement have the meanings defined below:

“Agreement” is defined in the first paragraph of this Agreement.

“Approved” or “Approval” means that with respect to any item or matter for which approval by any Authorities is required, such item has been approved by action of the highest governing body of such Authorities, and all applicable appeal and referenda periods and statutes of limitation for challenging or appealing such approval have expired without the filing of an appeal or challenge, or if an appeal or challenge has been filed, that such appeal or challenge has been resolved on terms satisfactory to Buyer in its sole and absolute discretion.

“Authorities” means governmental or quasi-governmental agencies or authorities having any jurisdiction over the Property.

“Buyer” is defined in the first paragraph of this Agreement.

“City” is defined in Recital A of this Agreement.

“Closing” means the date upon which the Grant Deed is recorded in the Official Records of the County, title to the Property is conveyed to Buyer, and possession of the Property is delivered to Buyer, in accordance with the terms of this Agreement.

“County” is defined in Recital A of this Agreement.

“Closing Date” is defined in Section 5.1.

“Deposit” means the sum of (a) an Initial Deposit of $250,000.00 already delivered to Escrow Holder by Buyer, (b) after it has been delivered to Escrow Holder pursuant to Section 5.1, the Extension Deposit, and (c) after it has been delivered to Escrow Holder pursuant to Section 5.1, the Second Extension Deposit.

“Effective Date” is the date the last of the Parties signs this Agreement, as evidenced by the dates set forth under the signatures of the Parties on this Agreement.

“Escrow” means the escrow established pursuant to this Agreement through which the purchase and sale of the Property shall be consummated.

“Escrow Cancellation Changes” is defined in Section 10.2.

“Escrow Holder” means Fidelity National Title Insurance Company.

“Extension Deposit” is defined in Section 5.1.

“Feasibility Matters” is defined in Section 4.2.

“Feasibility Notice” means a written notice from Buyer to Seller delivered pursuant to Section 3.2 approving or waiving approval of the Feasibility Matters.

“Governmental Approvals” is defined in Section 13.4.

“Grant Deed” means a grant deed to the Property in the form of Exhibit B.

“Hazardous Substances” is defined on Exhibit C.

“Initial Deposit” means $250,000.00, delivered to Escrow Holder prior to the Effective Date.

“Lease” is defined in Section 13.4(c).

“Lease Termination Agreement” is defined in Section 13.4(c).

“Parties” and “Party” are defined in the first paragraph of this Agreement.

“Permitted Exceptions” means general and special real property taxes and assessments, a lien not yet due and payable; and any other liens, easements, encumbrances, covenants, conditions and restrictions of record approved, or waived if a Disapproved Exception, by Buyer pursuant to Section 4.1, or created by Buyer.

“Preliminary Report” is defined in Section 4.1.

“Property” is defined in the Recital A of this Agreement.

“Property Documents” is defined in Section 4.2.

“Purchase Price” means $4,800,000.00.

“Second Extension Deposit” is defined in Section 5.1.

“Seller” is defined in the first paragraph of this Agreement.

“Seller’s Work” is defined in Section 13.5.

“State” is defined in Recital A of this Agreement.

“Tenant” is defined in Section 13.4(c).

“Title Company” means Fidelity National Title Insurance Company.

“Title Policy” means a CLTA standard coverage owner’s policy of title insurance, dated as of the Closing Date, in an amount equal to the Purchase Price, insuring fee title to the Property vested in Buyer subject only to the Permitted Exceptions, including a CLTA 104.1 mechanics’ lien endorsement.  Buyer may elect to obtain an ALTA extended coverage owner’s policy of title insurance, but the Closing shall not be delayed as a result, and Buyer shall pay all premium and survey costs for such policy that exceed the cost of the standard coverage owner’s title policy.

2.               Purchase and Sale.  Seller agrees to sell and convey the Property to Buyer, and Buyer agrees to purchase the Property from Seller, on the terms and subject to the conditions set forth in this Agreement.

3.             Escrow and Deposit.

3.1           Escrow.  The Parties have previously opened an Escrow at the office of Escrow Holder. The Parties shall deliver an executed copy of this Agreement to Escrow Holder.  Upon receipt of the signed Agreement, Escrow Holder shall notify the Parties in writing of the date of such receipt. This Agreement shall constitute joint escrow instructions to Escrow Holder.  The Parties shall execute such additional instructions not inconsistent with the provisions of this Agreement which may be reasonably required by Escrow Holder and shall be bound by Escrow Holder’s general instructions, but if any conflict between the provisions of this Agreement and the provisions of Escrow Holder’s general instructions exists or arises, then the provisions of this Agreement shall control.  Escrow Holder is designated the “real estate reporting person” for purposes of Section 6045 of the Internal Revenue Code of 1986, as amended and Treasury Regulation 1.6045-4, and any instructions or settlement statement prepared by Escrow Holder shall so provide.  Escrow Holder shall be responsible for filing Form 1099-S with the Internal Revenue Service.

3.2           Initial Deposit.

(a)           Buyer has previously delivered the Initial Deposit to Escrow Holder.

(b)           At all times, the Initial Deposit (and any Extension Deposit later received) shall be (a) non-refundable to Buyer for any reason, and (b) creditable to payment of the Purchase Price at Closing.  Seller shall have the unimpeded right to use the Initial Deposit to pay to Tenant lease termination fees incurred pursuant to the Lease Termination Agreement, and all such payments shall be non-recoverable by Buyer.

(c)           Escrow Holder shall invest the Deposit as directed by Buyer in writing; provided that the Deposit shall not be invested in any affiliate of or party related to Buyer.  All interest earned on the Deposit shall be added to and comprise part of the Deposit and used for payment of the Purchase Price.

4.             Buyer’s Inspections and Feasibility Investigations.

4.1           Title.

(a)           Seller, at Buyer’s sole cost and expense, has delivered to Buyer a current Preliminary Report (“Preliminary Report”) of title to the Property, issued by the Title Company, together with legible copies of all documents referenced in the Preliminary Report as exceptions to title and to a plot plan for the Property showing all the locations of all recorded easements.   Seller has also delivered to Buyer any survey of the Property in Seller’s possession.  All objections to title, if any, have been waived by Buyer.   Additionally, all monetary liens or encumbrances, whether or not Buyer specifically objects to them, shall be deemed “Disapproved Exceptions” and Seller shall eliminate them before or concurrently with the Closing.

(b)           Seller shall deliver title to the Property at the Closing subject only to the Permitted Exceptions.  Seller shall use reasonable efforts to remove any exceptions to title shown on any supplement to the Preliminary Report that may be issued from time to time by the Title Company at or before the Closing.  Alternatively, Seller shall cause the Title Company to endorse over such exceptions at the Closing pursuant to title endorsements satisfactory to Buyer, unless Buyer expressly approves such exceptions in writing, or unless such exceptions are Permitted Exceptions.

4.2           Feasibility Study.  Seller has provided Buyer with complete copies of all studies, reports, agreements, environmental assessments, surveys, soils reports, documents, plans, maps, permits and entitlements in Seller’s possession or control concerning the Property (the “Property Documents”).  Buyer has reviewed the suitability of the Property for Buyer’s use and development, including, without limitation, any governmental land regulations, zoning ordinances, development costs, financial and market feasibility, all covenants, conditions and restrictions affecting the Property, and the physical condition of the Property, including soil and geological assessments and environmental assessments (the “Feasibility Matters”) and has delivered to Seller and Escrow Holder the Feasibility Notice.

4.3           Access.  Seller grants to Buyer and Buyer’s agents, employees and consultants a nonexclusive license to enter upon the Property for the limited purpose of allowing Buyer to conduct soil and engineering tests, feasibility studies, surveys and other physical examinations of the Property Buyer deems appropriate; provided that Buyer shall not conduct any physically invasive testing of the land or improvements on the Property without first providing to Seller a copy of the proposed work plan for the testing and requesting Seller’s approval of the work plan.  Seller shall have five (5) days after receipt of the work plan in which to approve or disapprove it.  If Seller disapproves it, Seller shall inform Buyer in writing within the five (5) day period the specific reasons for disapproval and give Buyer the opportunity to address Seller’s objections.  If Seller does not disapprove the work plan and give Buyer specific reasons for disapproval within the five (5) day period, then Seller will be deemed to have approved the work plan and Buyer may proceed with the testing contemplated by the work plan.  At any time after Seller’s timely disapproval of a work plan, Buyer may re-submit a modified work plan and trigger another five (5) day period for Seller’s review and approval.  Buyer shall indemnify, defend and hold Seller free and harmless from all loss and liability (including, without limitation, attorneys’ fees) arising from such activities of Buyer and its agents and employees upon the Property, and from all mechanic’s, materialmen’s and other liens resulting from any such conduct of Buyer and its agents and employees.  However, Buyer shall have no liability for any loss or damage attributable to the acts or omissions of Seller or Seller’s agents, employees, invitees or licensees or resulting from latent defects or Hazardous Substances within, on or adjacent to the Property.  Before performing any investigations on the Property, Buyer shall furnish Seller a certificate of general liability insurance in the amount of $2,000,000 naming Seller as an additional insured.

5.             Closing; Extensions, Payment of Purchase Price.

5.1           Buyer shall give Seller written notice when the Governmental Approvals have been Approved.  The Closing shall occur on July 14, 2005 (the “Closing Date”), or five days after the Governmental Approvals have been Approved, whichever is earlier.  Buyer shall have the right, in its sole and absolute discretion, to extend the Closing Date for period not to exceed sixty (60) days.  If Buyer so elects to extend the Closing Date, Buyer shall deliver written notice of such election to Seller and Escrow Holder and deliver $50,000 (the “Extension Deposit”) to Escrow Holder at least five days before the date on which the Closing otherwise would have occurred.  Escrow Holder shall invest the Extension Deposit in an interest bearing account with interest usable to pay a portion of the Purchase Price.  Once delivered by Buyer as provided in this Agreement, the Extension Deposit shall be (a) non-refundable to Buyer for any reason, and (b) credited to payment of the Purchase Price at Closing.  Buyer shall also have the right after exercise of the initial extension, in its sole and absolute discretion, to extend the Closing Date for an additional period of time to not later than October 7, 2005.  If Buyer so elects to extend the Closing Date, Buyer shall deliver written notice of such election to Seller and Escrow Holder and deliver $250,000 (the “Second Extension Deposit”) to Escrow Holder at least five days before the date on which the Closing otherwise would have occurred.  Escrow Holder shall invest the Second Extension Deposit in an interest bearing account with interest usable to pay a portion of the Purchase Price.  Once delivered by Buyer as provided in this Agreement, the Extension Deposit shall be (a) non-refundable to Buyer for any reason, and (b) credited to payment of the Purchase Price at Closing.  If the Closing does not occur by the Closing Date, other than due to a default by Seller, then Buyer shall have no further rights relating in any manner to the Property.

5.2           On or before the Closing Date, Buyer shall deposit with Escrow Holder (a) the Purchase Price less the Deposit, and (b) Buyer’s share of closing costs and prorations as provided in Section 6 below, in immediately available funds.

6.             Closing Costs and Prorations.

6.1           Closing Costs.  Seller shall pay all recording costs, the cost of the Title Policy, and all City and County documentary transfer taxes payable in connection with the purchase and sale of the Property.  Buyer and Seller shall each pay one-half of all escrow fees in connection with the purchase and sale of the Property.  All other closing costs related to the transaction shall be paid by the Parties in the manner consistent with customary practice for vacant land sales in the County.  Escrow Holder shall notify Buyer and Seller in writing of their respective shares of such costs at least three business days before the Closing Date.  If the Closing does not occur by the Closing Date, Buyer shall pay all title expenses incurred to date, including those for the Preliminary Report.

6.2           Prorations.  Real estate taxes and assessments shall be prorated on the basis of the most recent tax statement for the Property as of 12:01 a.m. on the Closing Date, on the basis of a 365-day year.  At least five business days before the Closing Date, Escrow Holder shall deliver to Seller and Buyer a tentative proration schedule setting forth a preliminary determination of prorations.  If any information needed for the proration of any item is not available, the Parties shall re-prorate such item after the Closing and payment shall be made promptly to the Party entitled thereto.  After the Closing, Seller shall remain solely responsible for and shall promptly pay before delinquency any real estate taxes and assessments relating to periods before the Closing Date.

7.             Closing Deliveries by Seller. No later than one business day before the Closing Date, Seller shall deposit with Escrow Holder:

(a)           The Grant Deed duly executed by Seller, acknowledged and in recordable form.

(b)           An Assignment and Bill of Sale in the form attached hereto as Exhibit D, duly executed by Seller (“Bill of Sale”).

(c)           Seller’s Nonforeign Affidavit in the form attached hereto as Exhibit E, duly executed by Seller (“Nonforeign Affidavit”).

(d)           Such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request and as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Property to Buyer.

8.             Closing Deliveries by Buyer.  Before the Closing, Buyer shall deposit with Escrow Holder the following:

(a)           The balance of the Purchase Price and Buyer’s share of closing costs, in accordance with Section 2.

(b)           Such other instruments or documents as may be necessary to effect the sale, assignment, transfer, conveyance and delivery of the Property to Buyer.

9.             Conditions to Closing.

9.1           Conditions to Buyer’s Obligations.  The Closing and Buyer’s obligation to purchase the Property are subject to the satisfaction of the following conditions or Buyer’s written waiver of such conditions on or before the Closing Date.  Buyer may waive in writing any or all of such conditions in its sole and absolute discretion.

(a)           Seller shall have performed all obligations to be performed by Seller pursuant to this Agreement before Closing.

(b)           Seller’s representations and warranties in this Agreement shall be true and correct as of the Closing.

(c)           The Title Company shall be committed to issue to Buyer the Title Policy, as of the Closing Date.

(d)           The Governmental Approvals shall have been Approved.

9.2             Conditions to Seller’s Obligations.  Closing and Seller’s obligation to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the conditions that as of the Closing Date:

(a)           Buyer shall have performed all obligations to be performed by Buyer pursuant to this Agreement before Closing.

(b)           Buyer’s representations, warranties and covenants set forth in this Agreement shall be true and correct as of the Closing.

10.           Closing.

10.1         Escrow Holder’s Actions.  Upon the Closing Date, when Escrow Holder holds the items required to be deposited by Seller and Buyer as described above and Escrow Holder is prepared to issue and deliver to Buyer the Title Policy, Escrow Holder is instructed and authorized to:

(a)           Record the Grant Deed in the Office of County Recorder of the County.

(b)           Pay any transfer taxes.

(c)           Instruct the County Recorder to return the Grant Deed to Buyer.

(d)           Disburse to Seller from the funds deposited into Escrow by Buyer the Purchase Price less Seller’s escrow and cash charges, less any withholding mandated by State or Federal law.

(e)           Disburse from funds deposited by Buyer amounts toward payment of all other items chargeable to the account of Buyer hereunder, and disburse the balance of such funds, if any, to Buyer.

(f)            Deliver to Buyer the Bill of Sale, the Nonforeign Affidavit and the Title Policy.

10.2         Escrow Cancellation Charges.  If the Closing does not occur because of the default of a Party, the defaulting Party shall bear all Escrow Cancellation Charges.  If the Closing does not occur for any reason other than the default of a Party, then Buyer and Seller shall each pay one-half of any Escrow Cancellation Charges.  As used in this Agreement, “Escrow Cancellation Charges” means all fees, charges and expenses incurred by Escrow Holder or third parties engaged by Escrow Holder.

10.3         Conveyance and Possession.  Upon the Closing, Seller shall convey title to the Property to Buyer, subject only to the Permitted Exceptions, and Seller shall deliver to Buyer exclusive possession of the Property.  .

11.           Representations and Warranties of Seller. Seller makes the following representations, warranties and covenants to Buyer:

11.1         Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.  Seller has full right, power, capacity and authority to enter into this Agreement and to perform its obligations hereunder.

11.2         This Agreement constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally.  Neither this Agreement nor the consummation of any of the transactions contemplated hereby violates or shall violate any provision of any agreement or document to which Seller is a party or to which Seller is bound.  No consent from any third party is required before any of the Property may be conveyed to Buyer.

11.3         Seller has not alienated, encumbered, transferred, optioned, leased, assigned, transferred or otherwise conveyed its interest or any portion of its interest in the Property or any portion thereof except for the Lease and as set forth in the Preliminary Report, nor has Seller entered into any agreement (other than this Agreement) so to do.

11.4         Except as Seller has disclosed to Buyer in writing or as otherwise disclosed in the Property Documents or as discovered by Buyer, to the best knowledge of Seller: (i) the Property is not in violation, nor has been or is currently under investigation for violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, worker health and safety, or to the environmental conditions in, at, on, under or about the Property including, but not limited to, soil and groundwater conditions; (ii) the Property has not been subject to a deposit of any Hazardous Substance; (iii) neither Seller nor any third party has used, generated, manufactured, stored or disposed in, at, on, under or about the Property or transported to or from the Property any Hazardous Substance; (iv) there has been no discharge, migration or release of any Hazardous Substance from, into, on, under or about the Property; and (v) there is not now, nor has there ever been on or in the Property underground storage tanks or surface impoundments, any asbestos-containing materials or any polychlorinated biphenyls used in hydraulic oils, electrical transformers or other equipment.  Seller assigns to Buyer, effective upon Closing, all claims, counterclaims, defenses or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Substance in, at, on, under or about the Property, other than any such rights as may be necessary for Seller to defend against claims based upon Seller being a prior owner or operator of the Property.

11.5         Seller is not in default under, nor has Seller has received any notice that any event has occurred which with the giving of notice or the passage of time, or both, would constitute a default under any contract, transaction, agreement, covenant, condition, restriction, lease, easement, encumbrance or instrument pertaining to the Property.

11.6         No legal suit or other proceedings or governmental investigation, including but not limited to eminent domain or condemnation proceeding, proceeding to establish a new assessment district or increase the assessments imposed by an existing assessment district, or zoning change proceeding affecting the Property are pending or threatened in writing.

11.7         There are no lawsuits, claims, suits, proceedings or investigations pending or, to Seller’s knowledge, threatened against or affecting Seller that affect the Property.  There are no lawsuits, suits or proceedings pending in which Seller is the plaintiff or claimant and which relate to the Property.  There is no action, suit or proceeding pending or, to Seller’s knowledge, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

11.8         Seller has made no oral or written commitments or representations to, or understandings or agreements with, any person, firm or entity, any adjoining property owner or any Authority which would in any way be binding on Buyer or would interfere with Buyer’s ability to develop and improve the Property with a residential development, and Seller shall not make or enter into any such commitment, representations, understandings or agreements without Buyer’s written consent.

11.9         Seller has disclosed to Buyer all material information in Seller’s possession or known to Seller concerning the Property.

11.10       Seller is not bankrupt or insolvent under any applicable Federal or state standard, nor has filed for protection or relief under any applicable bankruptcy or creditor protection statute nor has been threatened by creditors with an involuntary application of any applicable bankruptcy or creditor protection statute.  Seller is not entering into the transactions described in this Agreement with an intent to defraud any creditor or to prefer the rights of one creditor over any other.  Seller and Buyer have negotiated this Agreement at arms-length and the consideration to be paid represents fair value for the assets to be transferred.

All representations and warranties of Seller in this Agreement are made as of the date of this Agreement and as of the Closing and shall survive the Closing and the recordation of the Grant Deed for a period of twelve months.  It shall be a material default hereunder if Seller is unable to make such representations and warranties truthfully as of the Closing Date. In all other respects, the sale and conveyance of the Property to Buyer is made on an “AS-IS”, “WHERE-IS” basis, with all faults.

12.           Representations and Warranties of Buyer.  Buyer makes the following representations, warranties and covenants to Seller:

12.1         Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly authorized to transact business in California.  Buyer has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and the person(s) executing this Agreement on behalf of Buyer have the right, power and authority to do so.

12.2         This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally.  This Agreement does not violate any provision of any agreement or document to which Buyer is a party or to which Buyer is bound.

All representations and warranties of Buyer in this Agreement are made as of the date of this Agreement and as of the Closing, and shall survive the Closing and the recordation of the Grant Deed for a period of twelve months.  It shall be a material default if Buyer is unable to make such representations and warranties truthfully as of the Closing Date.

13.           Additional Covenants.

13.1         Notification by Seller of Certain Matters. During the period before the Closing Date, to the extent known by Seller, Seller shall promptly advise Buyer in writing of any material adverse change in the condition of the Property, the occurrence of any event or the discovery of any fact which would render any representation or warranty of Seller to Buyer in this Agreement untrue or materially misleading, and any written notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by this Agreement.

13.2         No Encumbrance, Etc.  Seller shall not, directly or indirectly, alienate, encumber, transfer, option, lease, assign, sell, transfer or convey its interest or any portion of such interest in the Property or any portion thereof so long as this Agreement is in force, other than the Lease.  Seller shall timely discharge, before the Closing, any and all obligations relating to work performed on or conducted at or materials delivered to Property from time to time by Seller, or at Seller’s direction or on its behalf, in order reasonably to prevent the filing of any claim or mechanic’s lien with respect to such work or materials.

13.3         Cooperation.  Seller shall (and Seller shall cause its consultants, engineers, contractors, affiliates and lenders and any other persons with an interest in the Property to) reasonably cooperate with Buyer in connection with Buyer’s feasibility investigations under this Agreement, subject to the limitations set forth elsewhere in this Agreement, and Buyer’s efforts to seek the Governmental Approvals as Buyer reasonably requests, including without limitation executing any maps, applications, permits, filings or other documents, including grants of easements and licenses, deemed by Buyer to be necessary or appropriate, all at Buyer’s sole cost and expense.

13.4           Processing of Approvals.

(a)           Buyer shall have the right, at Buyer’s sole cost and expense, to process all applications, plans, maps, agreements, documents, and other instruments necessary or appropriate as determined in Buyer’s sole discretion to obtain all necessary authorizations and entitlements from the City and other Authorities to subdivide the Property and develop and improve the Property as contemplated by Buyer, including, without limitation, a general plan amendment, a zone change, a tentative tract map for the development of for-sale residential units, and a conditional use permit (if required) in form, shape and substance suitable to Buyer, in its sole and absolute discretion (collectively, the “Governmental Approvals”).

(b)           Buyer shall, at its sole cost and expense, use its commercially reasonable efforts to obtain the Governmental Approvals, in form, shape and substance acceptable to Buyer, in its sole but good faith discretion.   Upon receipt of the Governmental Approvals Buyer shall promptly deliver written notice thereof to Seller.  Seller shall cooperate, and shall cause its affiliates and lenders and any other persons with an interest in the Property to cooperate, reasonably with Buyer in connection with Buyer’s processing of and seeking Governmental Approvals, including without limitation, cooperating in the defense of any legal challenge to any Governmental Approvals sought by Buyer, and executing any maps, applications, permits, filings or other documents which Buyer deems necessary or appropriate within a reasonable time (but not later than 10 days) after receipt of Buyer’s written request therefor, all at Buyer’s sole cost and expense.

(c)           Lease.  The parties acknowledge the existence of that certain Facilities Lease dated June 17, 1996 (the “Lease”) between Seller and Morehouse-COWLES, Inc., a California corporation, for the lease of the Property, and that certain Lease Termination Agreement dated January 11, 2005 between Seller and Nusil Technology, as successor tenant (the “Tenant”).  Buyer acknowledges it has received a copy of the Lease and Lease Termination Agreement from Seller prior to the Effective Date, and that Buyer understands the terms and conditions thereof, including, without limitation, the fact that the term of such Lease expires in July 31, 2006 but Tenant has agreed to vacate the Property by June 30, 2005 in exchange for receipt of the Initial Deposit.  If Tenant fails to vacate, Seller has no obligation to remove the Tenant from the Property or terminate or amend the Lease or incur any monetary obligations regarding any early termination of the Lease, and if Buyer thereafter fails to arrange matters involving the Lease and the Tenant to Buyer’s satisfaction before the Closing Date, then Buyer’s sole recourse shall be to terminate this Agreement, and all Deposits then in Escrow shall be forfeited by Buyer.

13.5         Seller’s Work.  Buyer will not request Seller to remove items from the Property or to otherwise modify the Property, and it is the intent of the parties that the Property be sold and conveyed in “AS IS, WHERE IS” condition, and Seller shall have no obligation to remove items from, or modify the Property, absent Seller’s written agreement to the contrary in each instance.

14.           Damage or Destruction.  If there is any material damage to or destruction of the Property before the Closing, Seller shall immediately give Buyer written notice of such damage or destruction, and Buyer shall have the right to elect by written notice to Seller within ten days thereafter either to (i) terminate the Escrow, in which case Escrow Holder shall immediately return all documents, instruments and monies to the Party that deposited same in respect of the Closing (excluding the Deposit), or (ii) accept the Property in its condition at that time, and the parties shall negotiate a Purchase Price adjustment in good faith.

15.           Condemnation.  If before the Closing all or any portion of the Property is subject to an actual or threatened taking by a public authority, by the power of eminent domain or otherwise, Buyer shall have the right to elect by written notice to Seller within ten days after Buyer’s receipt of written notice of such taking, either to (i) terminate Escrow, in which case Escrow Holder shall immediately return all documents, instruments and monies to the Party that deposited same in respect of the Closing (excluding the Deposit), or (ii) to accept the applicable portion of the Property in its then condition, and the parties shall negotiate a Purchase Price adjustment in good faith.

16.           Remedies.

16.1         If the Closing does not occur by reason of Seller’s default hereunder which is not cured within thirty days after Seller receives written notice of such default, then Buyer shall be entitled to pursue any remedies to which Buyer may be entitled under this Agreement, at law and/or in equity, including without limitation the right to specifically enforce this Agreement, to record a notice of pendency of action against any of the Property and/or to pursue an action for damages.  Notwithstanding the foregoing, the Deposit is not refundable to Buyer in any circumstance.

16.2         BUYER AND SELLER AGREE THAT IF THE CLOSING FAILS TO OCCUR BECAUSE OF BUYER’S DEFAULT, BREACH OR FAILURE TO PERFORM (NOT DUE TO SELLER’S ACTS OR OMISSIONS OR SELLER’S BREACH) HEREUNDER, THE DAMAGES TO SELLER WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN, AND THAT THEREFORE, THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES TO SELLER, SUCH DAMAGES INCLUDING COSTS OF NEGOTIATING AND DRAFTING OF THIS AGREEMENT, COSTS OF COOPERATING IN SATISFYING CONDITIONS TO CLOSING, COSTS OF SEEKING ANOTHER BUYER UPON BUYER’S DEFAULT, OPPORTUNITY COSTS IN KEEPING THE PROPERTY OUT OF THE MARKETPLACE, AND OTHER COSTS INCURRED IN CONNECTION HEREWITH.  ACCORDINGLY, BUYER AGREES THAT UPON BUYER’S RECEIPT OF NOTICE OF SUCH DEFAULT OR BREACH FROM SELLER, WHICH NOTICE SHALL SPECIFY THE BREACH IN DETAIL, AND FAILURE BY BUYER TO CURE SAID BREACH, DEFAULT OR FAILURE TO PERFORM WITHIN 30 DAYS AFTER RECEIPT OF SUCH NOTICE, AND CLOSE OF ESCROW FAILS TO OCCUR BECAUSE OF SUCH BREACH, DEFAULT OR FAILURE TO PERFORM, SELLER SHALL BE ENTITLED TO THE DEPOSIT AS LIQUIDATED DAMAGES, AS SELLER’S SOLE REMEDY IN THE EVENT OF ANY SUCH MATERIAL BREACH OR DEFAULT BY BUYER HEREUNDER. SELLER WAIVES ANY RIGHT TO SPECIFICALLY ENFORCE BUYER’S OBLIGATION TO PURCHASE THE PROPERTY (INCLUDING THE PROVISIONS OF CIVIL CODE SECTIONS 1680 AND 3389). THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.

Initials of Buyer: TO/JR	Initials of Seller: TMT

17.           Real Estate Brokerage Commission.  Seller has been represented by CB Richard Ellis Inc. (“Broker”) and shall be responsible for all compensation that may due Broker related to this transaction.  Buyer has not been represented by a broker in relation to this transaction.  Each Party shall indemnify and hold the other free and harmless from and against all costs and liabilities including, without limitation, attorneys’ fees and the costs and expenses of litigation, for causes of action or proceedings which may be instituted by any broker, agent or finder, licensed or otherwise, claiming through, under or by reason of the conduct of the indemnifying Party in connection with this transaction.  The Parties further agree that no broker shall be a party to or a third party beneficiary of this Agreement or the Escrow, and that no consent of any broker shall be necessary for any agreement, amendment or document with respect to the transaction contemplated by this Agreement.

18.           Miscellaneous.

18.1         Assignment.  Neither Party shall assign this Agreement or its rights and obligations hereunder without obtaining the other Party’s consent, which consent shall not unreasonably be withheld.  However, Buyer may assign its rights and delegate its duties under this Agreement without Seller’s consent, to an entity of which Buyer or its affiliate, The Olson Company, a California corporation, is the manager or managing member, provided that Buyer gives written notice of such assignment to Seller and Escrow Holder at least five days before the Closing Date.

18.2         No Modifications.  No addition to or modification of any term or provision of this Agreement shall be effective unless set forth in writing and signed by both Seller and Buyer.

18.3         Construction of Agreement.  Each Party and attorneys for each Party have participated in the drafting and preparation of this Agreement.  Therefore, the provisions of this Agreement shall not be construed in favor of or against either Party, but shall be construed as if both Parties participate equally in drafting and preparation of this Agreement.

18.4         Headings.  The paragraph headings in this Agreement are used only for the purpose of convenience only and shall not be deemed to limit the subject of the sections or paragraphs of this Agreement or to be considered in their construction.  Unless otherwise specifically referring to another instrument or document, references to “Sections” refer to the Sections of this Agreement.

18.5         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State applicable to contracts to be performed wholly within the State.

18.6         Time of the Essence.  Time is of the essence of each provision of this Agreement.  Unless a provision expressly refers to business days, all references to “days” in this Agreement shall refer to calendar days.  If the Closing Date or any other date or time period provided for in this Agreement is or ends on a Saturday, Sunday or federal, state or legal holiday observed in the State, then such date shall automatically be extended to the next day that is not a Saturday, Sunday or federal, state or legal holiday observed in the State.

18.7         Successors and Assigns.  All of the provisions of this Agreement shall inure to the benefit of and shall be binding upon the permitted successors and assigns of the Parties.

18.8         Further Assurances.  Each of the Parties shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of this Agreement.  Without limiting the generality of the foregoing, Seller shall reasonably cooperate with Buyer by executing such documents and providing to Buyer or the appropriate regulatory agency such items as Buyer or the appropriate regulatory agency may reasonably request, all at Buyer’s expense, if any.

18.9         No Waiver.  The waiver by one Party of the performance of any covenant, condition or promise, or of the time for performing any act, under this Agreement shall not invalidate this Agreement nor shall it be considered a waiver by such Party of any other covenant, condition or promise, or of the time for performing any other act required, under this Agreement.

18.10       Severability.  If any provision of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining provisions of this Agreement shall not be affected thereby and shall remain in force and effect to the full extent permissible by law.

18.11       Gender and Number.  In this Agreement the masculine, feminine and neuter genders and the singular and the plural include one another, unless the context requires otherwise.

18.12       Entire Agreement.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and shall supersede all prior and contemporaneous agreements, representations, negotiations and understandings of the Parties, oral or written, including the Original Agreement.  The foregoing sentence shall in no way affect the validity of any instrument executed by the Parties in the form of the exhibits attached to this Agreement.

18.13       Incorporation of Exhibits.  All exhibits to this Agreement are incorporated in this Agreement by this reference.

18.14       Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one agreement.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by the other Party.  Counterparts may be delivered by telefacsimile provided that original executed counterparts are delivered to the recipient within five business days after delivery of the telefacsimile, using any of the methods for giving notice under Section 18.16.

18.15       Attorneys’ Fees.  If any action or proceeding is instituted to enforce or interpret any provision of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs from the losing Party.

18.16       Notices.  Any notice to be given hereunder to either Party or to Escrow Holder shall be in writing and shall be given either by personal delivery (including express or courier service), or by registered or certified mail, with return receipt requested, postage prepaid and addressed as follows:

To Seller:

Fullerton Holdings, Inc. c/o Summa Industries One Park Plaza, Suite 600 Irvine, California 92614 Telephone: (949) 852-7315 Fax: (949) 852-7316

and to:

Summa Industries 21250 Hawthorne Blvd., Suite 500 Torrance, CA 90503 Telephone: (310) 792-7024 Fax: (310) 792-7079 Attention: James R. Swartwout

To Buyer:

Olson Urban Housing, LLC 3020 Old Ranch Parkway, Suite 400 Seal Beach, California 90740 Fax: (562) 596-4742 Phone: (562) 596-4770 Attention: Todd Olson

and to:

Sidley Austin Brown & Wood LLP 555 West Fifth Street, Suite 4000 Los Angeles, California 90013 Attention: George M. Means, Esq. Telephone: (213) 896-6673 Fax: (213) 896-6600

To Escrow Holder:

Fidelity National Title Insurance Company 4901 Birch Street, Suite C Newport Beach, California 92660 Fax: (949) 474-2980 Telephone: (949) 474-2166 Attention: Mickey Vandenberg

Any Party may, by written notice to the others and to Escrow Holder, designate a different address, which shall be substituted for the one specified above.  Any such notice shall be deemed to have been delivered upon its receipt or upon the second attempt at delivery, as evidenced by the regular records of the person or entity attempting delivery.

18.17       Relationship of Parties.  The Parties agree that their relationship is that of Seller and Buyer, respectively, and that nothing contained in this Agreement shall make either Party the fiduciary of the other for any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organization between the Parties, including without limitation a joint venture or partnership, nor is either Party granted any right or authority to assume or create any obligation or responsibility on behalf of the other Party, nor shall either Party be in any way liable for any debt of the other.

18.18       Survival.  The agreements, representations, covenants and warranties of the Parties contained in this Agreement shall survive the Closing and the delivery of the Grant Deed for the terms set forth elsewhere herein.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SELLER:

FULLERTON HOLDINGS, INC., a California corporation

By:	/s/ Trygve M. Thoresen
Its:	President
Date:	June 27, 2005

BUYER:

OLSON URBAN HOUSING, LLC, a Delaware limited liability company

By:	THE OLSON COMPANY, a California corporation its managing member

	By:	/s/ Todd Olson
	Its:	President Community Development

	By:	/s/ John Reekstin
	Its:	Senior Vice President

	Date:	June 24, 2005

The Exhibits to this Agreement have been omitted from this filing, and the issuer agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.